The New Economy Fund
333 South Hope Street, Los Angeles, California 90071
Phone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,674
Class B	$314
Class C	$512
Class F	$4,219
Total	$67,719
Class 529-A	$823
Class 529-B	$13
Class 529-C	$58
Class 529-E	$30
Class 529-F	$33
Class R-1	$40
Class R-2	$174
Class R-3	$648
Class R-4	$592
Class R-5	$1,863
Total	$4,274

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2250
Class B	$0.0387
Class C	$0.0673
Class F	$0.2421
Class 529-A	$0.2216
Class 529-B	$0.0230
Class 529-C	$0.0452
Class 529-E	$0.1476
Class 529-F	$0.2719
Class R-1	$0.0762
Class R-2	$0.0443
Class R-3	$0.1564
Class R-4	$0.2386
Class R-5	$0.3012

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	297,519
Class B	8,101
Class C	8,549
Class F	18,755
Total	332,924
Class 529-A	4,436
Class 529-B	667
Class 529-C	1,544
Class 529-E	236
Class 529-F	151
Class R-1	685
Class R-2	4,547
Class R-3	5,216
Class R-4	3,071
Class R-5	8,370
Total	28,923

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.41
Class B	$24.29
Class C	$24.11
Class F	$25.22
Class 529-A	$25.31
Class 529-B	$24.52
Class 529-C	$24.49
Class 529-E	$25.08
Class 529-F	$25.30
Class R-1	$24.64
Class R-2	$24.74
Class R-3	$25.09
Class R-4	$25.32
Class R-5	$25.51